Exhibit 99.3

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham
Chief Financial Officer
(312) 917-4288

HORIZON GROUP PROPERTIES SECURES FINANCING

FOR EXPANSION OF TULARE OUTLET CENTER

(Tulare, California – April 25, 2003) – Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, announced today that it had closed on a $3.1 million loan for the construction of Phase II of its outlet center in Tulare, California.  HGP is constructing 33,000 square feet of new retail space and has an agreement with Galaxy Theaters for Galaxy to build a 42,000 square foot multi-screen movie theater at the center on land it will purchase from HGP.  The total size of the center after the expansion will be 213,000 square feet.  The retail portion of the expansion is scheduled to open in the summer of 2003 and the theater is scheduled to open in early 2004.

The construction loan will convert to a permanent loan maturing in August 2009 upon completion of the retail portion of the expansion.  The loan will bear interest at the greater of LIBOR plus 300 basis points or 5.5%.  The loan is being made by an affiliate of Howard M. Amster, a significant shareholder of HGP and a limited partner in Horizon Group Properties, L.P.  Mr. Amster is also a director of HGP.

Nike will be the anchor tenant, occupying 13,000 square feet.  Other tenants include Nine West in 2,300 square feet, KB Toys in 4,500 square feet and Paper Factory in 3,500 square feet. HGP expects to announce other retailers for the expansion shortly. The movie theater which Galaxy Theaters will construct will contain 10 screens and feature stadium style seating.

“The addition of Nike to our center in Tulare will further strengthen what is already a great mix of tenants,” said Andrew Pelmoter, Senior Vice President of Leasing.  “The performance of the center convinced Nike that Tulare is the place to be.  It is the only new store Nike is scheduled to open during their 2002-2003 planning year.”

Nike, Inc., based in Beaverton, Oregon, is the world’s leading designer and marketer of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities.

Nine West is a leader in women’s footwear with 1,500 stores nationwide.  It sells casual, career and dress footwear.

K·B Toys is the nation’s largest combined mall-based toy retailer operating more than 1,300 stores in four formats.  It has stores in all 50 states, the District of Columbia, the American Territory of Guam and the Commonwealth of Puerto Rico.  K·B Toy Outlet/Toy Liquidator is in 100 outlet malls nationwide.

Paper Factory is a current tenant in the center and will be moving to Phase II to expand the size of its existing store.  Operating as Greetings ‘N More for Less, the new store will be almost twice the size of their existing store and carry more party supplies.

Galaxy Theaters is based in Sherman Oaks, California and currently operates theaters in California, Washington and Texas.  It is ranked in the top 15% of all theater operators in the United States.

“The performance of Tulare has been outstanding,” said Gary J. Skoien, Chairman, President and Chief Executive Officer of Horizon Group Properties.  “It is located in an expanding tourist market and generating significant traffic and sales volume. The addition of Nike will complement our current tenants which include Polo Ralph Lauren.  Galaxy Theaters’ state-of-the-art cineplex will add an entertainment component to the center and provide visitors with another reason to come to Horizon Outlet Center in Tulare.”

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 11 factory outlet centers and one power center in nine states totaling more than 2.5 million square feet.

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